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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Domenico                          Anthony                S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

C/O Apria Healthcare Group Inc.
26220 Enterprise Court
--------------------------------------------------------------------------------
                                    (Street)

Lake Forest                           CA                 92630
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

APRIA HEALTHCARE GROUP INC. (AHG)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

January 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Executive Vice President, Sales
     -------------------------------
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                        9.
                                                                                                        Number     10.
                                                                                                        of         Owner-
                                                                                                        deriv-     ship
                                                                                                        ative      Form
             2.                                                                                         Secur-     of
             Conver-                    5.                                  7.                          ities      Deriv-   11.
             sion                       Number of                           Title and Amount            Bene-      ative    Nature
             or                         Derivative      6.                  of Underlying      8.       ficially   Secur-   of
             Exer-             4.       Securities      Date                Securities         Price    Owned      ity:     In-
             cise              Trans-   Acquired (A)    Exercisable and     (Instr. 3 and 4)   of       Follow-    Direct   direct
             Price   3.        action   or Disposed     Expiration Date     ----------------   Deriv-    ing       (D) or   Bene-
1.           of      Trans-    Code     of(D)           (Month/Day/Year)              Amount   ative     Reported  In-      ficial
Title of     Deriv-  action    (Instr.  (Instr. 3,      ----------------              or       Secur-    Trans-    direct   Owner-
Derivative   ative   Date      8)       4 and 5)        Date      Expira-             Number   ity       action(s) (I)      ship
Security     Secur-  (mm/dd/   ------   --------------  Exer-     tion                of       (Instr.   (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)       Code V    (A)     (D)    cisable   Date       Title    Shares   5)        4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                  (1)               Common
 Buy)        $22.40  01/02/03   A        25,000         01/02/04  01/02/13   Stock    25,000                        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) This option was granted under the issuer's Amended and Restated 1997 Stock Incentive Plan and vests in 2 equal 8,333 share installments on January 2, 2004 and January 2, 2005 and one final 8,334 share installment on January 2, 2006.



/s/ Anthony S. Domenico                                       January 3, 2003
--------------------------------------------------       -----------------------
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.